UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 5, 2015

EMERALD MEDICAL APPLICATIONS CORP.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-15476

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

7 Imber Street, Petach TikVa, Israel	4951141
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 3-744-4505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

During November 2015, Emerald Medical Applications Corp. (the "Registrant") issued and sold unregistered shares of its common stock, par value $0.0001 (the "Shares") as set forth on the table below:

Name of Issuee	Date of Issuance	Number of Shares	Consideration	Bases for Issuance
Shirat Hahayim	11/17/2015	250,000	$0.40 per share	Subscription Agreement (1)
Lyons Capital LLC. (2)	11/05/2015	250,000	Valued at $1.00 per share	Services
David Treves	11/16/2015	12,334	Valued at $1.00 per share	Services
Pnina Rosenblum	11/09/2015	5,750	Valued at $1.00 per share	Services
Total Shares Issued		518,084

(1) The issuance was pursuant to a Unit Subscription Agreement each consisting of 1 Share and 1 Class A Warrant exercisable for a period of 24 months to purchase 1 additional Share at $0.80.
(2) Lyons Capital LLC is organized under the laws of Florida and its control person, Jason Lyons, is a resident of Florida.

The issuance and sale of Shares to Shirat Hahayim, David Treves and Pnina Rosenbluem, residents of the State of Israel, without registration under the Securities Act of 1933, as amended (the "Act"), was made in reliance upon the exemptions provided in Section 4(2) of the Act and and Regulation S promulgated by the United States Securities and Exchange Commission (the "SEC") under the Act. The issuance of Shares to Lyons Capital LLC, without registration under the Act, was in reliance upon Section 4(2) and Regulation D promulgated by the SEC under the Act.

Item 8.01 Other Events.

On December 7, 2015, the Registrant reached a settlement with respect to the legal claim filed on November 9, 2015 against the Registrant and certain others by the law firm of Tomer Maharshak & Co., its former attorneys, which prior to the issue of the claim against the Registrant, resigned from its position of legal advisor to the Registrant. The settlement was endorsed by the Tel-Aviv Court.

Pursuant to the settlement, the Registrant and its subsidiary paid the former attorneys NIS 553,831 inclusive of VAT (approximately $142,920), out of the total claim of NIS 687,373 inclusive of VAT (approximately $177,380) and further remedies were also granted to the former attorneys. The Registrant's CEO delivered the former attorneys a letter of apology for the inconvenience caused to the former attorneys by the CEO's actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Lior Wyan CEO Lior Wyan Date: December 8, 2015